INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

Solar America Corporation

We hereby consent to the inclusion in this Registration Statement of Solar America Corporation on Form S-1A of our audited report dated March 9, 2012, for the consolidated balance sheet of Solar America Corporation and its subsidiary (Successor Company) as of December 31, 2011 and December 31, 2010, and the related consolidated statement of operations, stockholders' deficit, and cash flows for the year ended December 31, 2011 and the period from August 12, 2010 to December 31, 2010 (Successor Period). And for the related statements of operations, and cash flows for the period from January 1, 2010 to December 15, 2010 (Predecessor Period) of Solar N Stuff, Inc. (Predecessor) (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the lack of comparability of successor and predecessor financial statements and the Company’s ability to continue as a going concern) appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ McConnell and Jones, LLP

Houston, Texas

March 20, 2012

3040 Post Oak Blvd., Suite 1600 Houston, TX 77056 Phone: 713.968.1600 Fax: 713.968.1601 WWW.MCCONNELLJONES.COM